Exhibit 99.2

                       Contango Elects Board of Directors

    HOUSTON--(BUSINESS WIRE)--Nov. 18, 2005--Contango Oil & Gas
Company (AMEX:MCF) announced today that the following directors were elected at today's annual meeting of stockholders:

    Kenneth R. Peak
    Jay D. Brehmer
    Darrell W. Williams
    Charles M. Reimer
    Steven L. Schoonover

    Kenneth R. Peak, Contango's Chairman and Chief Executive Officer stated, "It is a distinct pleasure to welcome Charles Reimer and Steve Schoonover to our board of directors. Charles is President of Freeport LNG Development, L.P., with experience in exploration, production, and liquefied natural gas, both domestically and abroad. Steve is Chairman of CellXion, L.L.C., which specializes in site development, shelter and tower construction and radio equipment integration for the wireless telecommunications industry. Joseph S. Compofelice, who has been a director since 2002 and has recently served as our audit committee chairman, has retired. We would like to thank Joe for his commitment and service. Jay Brehmer will serve as our new audit committee chairman."
    Contango is a Houston-based, independent natural gas and oil company. The Company's core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico, the Fayetteville Shale in Arkansas, and onshore along the Gulf Coast. The Company also owns a 10% interest in a limited partnership formed to develop an LNG receiving terminal in Freeport, Texas, and holds investments in companies focused on commercializing environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.
    This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission.


    CONTACT: Contango Oil & Gas Company, Houston
             Kenneth R. Peak, 713-960-1901
             www.contango.com